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                                                                    EXHIBIT 99.1

                                                                      [PDL LOGO]

For Immediate Release

Contact:

James R. Goff
Senior Director,
Corporate Communications
(510) 574-1421
mailto:rkirkman@pdl.comjgoff@pdl.com

                    PROTEIN DESIGN LABS COMPLETES ACQUISITION
                           OF EOS BIOTECHNOLOGY, INC.

         Fremont, Calif., April 7, 2003 -- Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI), a leader in antibody humanization and development, today announced that it has completed its acquisition of privately held Eos Biotechnology, Inc. (Eos), a pioneer in the discovery of therapeutic antibodies based on information from the human genome. By applying a disease-based approach and a suite of proprietary discovery technologies, Eos identifies antibodies that selectively and specifically target pathogenic cells.

         Mark McDade, PDL's Chief Executive Officer, said, "This is an important step forward that expands our research, preclinical and clinical development pipelines. Eos adds more than 20 antibody targets to our research portfolio in oncology and antibodies directed to a number of these targets are in various stages of functional validation. In the near-term, this transaction helps build our clinical focus in oncology with the anti-(alpha)5(beta)1 integrin antibody for treatment of solid tumors. A Phase I trial of that antibody is expected to begin in the second quarter of 2003. We also are pleased to welcome approximately 40 former Eos employees, who represent an important infusion of additional talent, primarily in our research and clinical development groups."

         Under terms of the acquisition agreement, all shares of Eos common and preferred stock will be exchanged for approximately 4,330,000 shares of PDL common stock.

         As previously announced, Richard Murray, Ph.D., formerly Vice President, Research, Eos, becomes Vice President, Research, PDL, and Barbara Finck, M.D., formerly Vice President, Clinical Development, Eos, joins PDL as Vice President, Clinical Development. Bill Benjamin, Ph.D., formerly PDL's Vice President, Research Operations, assumes the new role of Vice President, Research and Clinical Technologies, with a lead role in identifying and evaluating promising new antibody products and related technology.

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         The foregoing contains forward-looking statements involving risks and uncertainties and PDL's actual results may differ materially from those in the forward-looking statements including statements regarding the initiation of clinical testing of the anti-(alpha)5(beta)1 integrin antibody. Factors that may cause such differences are discussed in PDL's Annual Report on Form 10-K for the year ended December 31, 2002, and in other filings made with the Securities and Exchange Commission. In particular, there can be no assurance that PDL will achieve the anticipated benefits of the transaction, including initiating or completing clinical trials of the acquired antibodies or that the acquired technology will produce additional targets, or that PDL will successfully develop or humanize antibodies against such targets.

         Protein Design Labs, Inc. is a leader in the development of therapeutic humanized antibodies for the prevention or treatment of cancer and certain immunologic disorders. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer. PDL holds fundamental patents for its proprietary antibody humanization technology. For further information, visit www.pdl.com.

         Protein Design Labs is a registered U.S. trademark and the PDL logo is a trademark of Protein Design Labs, Inc.